Exhibit 10(xv)

RETIREMENT SEPARATION WAIVER AND RELEASE AGREEMENT

This Retirement Separation Waiver and Release Agreement (“Agreement”) is entered into as of the 23rd day of August, 2010, by and between D. Michael Parrish (“Executive”), a citizen and resident of North Carolina, and Nucor Corporation, a Delaware corporation with its principal place of business in Charlotte, North Carolina.

WHEREAS, Executive, currently a resident of North Carolina, has spent thirty five (35) years as a Nucor (as defined below) employee, and has most recently been employed as Nucor Corporation’s Executive Vice President of Bar Products;

WHEREAS, Executive has decided to retire from Nucor effective August 31, 2010 (the “Effective Date”);

WHEREAS, based upon the Severance Plan (as defined below), Executive shall be eligible to receive certain severance benefits contingent upon his agreement to the covenants set forth in this Agreement and his strict compliance with such covenants;

WHEREAS, pursuant to that certain Executive Employment Agreement by and between Executive and Nucor dated as of April 10, 2001, as amended by an Amendment Agreement effective as of November 5, 2007 (as amended, the “Employment Agreement”), Executive is entitled to certain post-separation benefits in addition to those granted under the Severance Plan provided that Executive adheres to the post-separation restrictive covenants set forth in the Employment Agreement;

WHEREAS, Nucor and Executive desire for this Agreement to, amongst other things, supersede (as of the Effective Date) the terms of the Employment Agreement;

WHEREAS, Executive’s years of experience as an Executive Officer of Nucor give him unique expertise and insight into Nucor’s operations and management; and

WHEREAS, the parties wish to enter into this Agreement during the course of Executive’s employment to set forth Executive’s post-separation benefit opportunities and to protect Nucor’s competitive advantages, confidential trade secrets and goodwill.

NOW, THEREFORE, in consideration of the reasons recited above, the severance and other post-separation benefits to be paid by Nucor to Executive upon termination of his full-time employment with Nucor, the mutual covenants and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and which consideration Executive was not otherwise entitled to receive, Executive and Nucor hereby agree effective as of the Effective Date as follows:

1. Recitals. The above recitals are true and correct and are incorporated herein by reference as if fully set forth herein.

2. Definitions. For purposes of this Agreement the following definitions shall apply:

(a) The term “Business” means the research, manufacture, marketing, sale, placement and/or distribution of steel or steel products (including but not limited to flat-rolled steel, steel shapes, structural steel, light gauge steel framing, steel plate, steel joists and girders, steel deck, steel fasteners, metal building systems, wire rod, welded-wire reinforcement rolls and sheets, cold finished steel bars and wire, special bar quality products, guard rail, fabricated concrete reinforcement bars, and structural welded-wire reinforcement) or steel or steel product inputs (including but not limited to scrap metal and direct reduced iron).

(b) The term “Code” means the Internal Revenue Code of 1986, as amended.

(c) The term “Competing Business” means any business activity (i) that is the same as, or is in direct competition with, any portion of the Business and (ii) in which Executive engaged in during the course of his employment with Nucor.

(d) The term “Confidential Information” shall include all confidential and proprietary information of Nucor, including, without limitation, any of the following information to the extent not generally known to third persons: financial and budgetary information and strategies; plant design, specifications, and layouts; equipment design, specifications, and layouts; product design and specifications; manufacturing processes, procedures, and specifications; data processing or other computer programs; research and development projects; marketing information and strategies; customer lists; vendor lists; information about customer preferences and buying patterns; information about prospective customers, vendors, or business opportunities; information about Nucor’s costs and the pricing structure used in sales to customers; information about Nucor’s overall corporate business strategy; and technological innovations used in Nucor’s business, to the extent that such information does not fall within the definition of Secret Information.

(e) The term “Customer” means the following alternatives:

(i) any and all customers of Nucor with whom Nucor is doing business as of the Effective Date, but if such definition is deemed overbroad by a court of law, then;

(ii) any customer of Nucor with whom Executive or Executive’s direct reports had significant contact or with whom Executive or Executive’s direct reports directly dealt on behalf of Nucor at the time of Executive’s last date of full time employment with Nucor, but if such definition is deemed overbroad by a court of law, then;

(iii) any customer of Nucor with whom Executive had significant contact or with whom Executive directly dealt on behalf of Nucor at the time of Executive’s last date of full time employment with Nucor.

Provided, however, that the term “Customer” shall not include any business or entity that no longer does business with Nucor without any direct or indirect interference by Executive or violation of this Agreement by Executive, and that ceased doing business with Nucor prior to any direct or indirect communication or contact by Executive.

(f) The term “Prospective Customer” means any person or entity who does not currently or has not yet purchased the products or services of Nucor, but who, at the time of Executive’s last date of full-time employment with Nucor has been targeted by Nucor as a potential user of the products or services of Nucor, and whom Executive or his direct reports participated in the solicitation of or on behalf of Nucor.

(g) The term “Nucor” means Nucor Corporation and its direct and indirect subsidiaries and affiliates in existence or planned as of the Effective Date.

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(h) The term “Restricted Territory” means Executive’s geographic area of responsibility at Nucor which Executive acknowledges extends to the full scope of Nucor operations throughout North America. “Restricted Territory” therefore consists of the following alternatives reasonably necessary to protect Nucor’s legitimate business interests:

(i) the United States, Canada, and Mexico, where Executive acknowledges Nucor engages in the Business, but if such territory is deemed overbroad by a court of law, then;

(ii) the United States, where Executive acknowledges Nucor engages in the Business, but if such territory is deemed overbroad by a court of law, then;

(iii) any state in the United States located within a three hundred (300) mile radius of a Nucor plant or facility, but if such territory is deemed overbroad by a court of law, then;

(iv) any state in the United States where a Customer or Prospective Customer is located.

(i) The term “Secret Information” means Nucor’s proprietary and confidential information (i) that is not generally known in the Business, which would be difficult for others to acquire or duplicate without improper means, (ii) that Nucor strives to keep secret, and (iii) from which Nucor derives substantial commercial benefit because of the fact that it is not generally known. As used in this Agreement, Nucor’s Secret Information includes, without limitation: (w) Nucor’s process of developing and producing raw material, and designing and manufacturing steel and iron products; (x) Nucor’s process for treating, processing or fabricating steel and iron products; (y) Nucor’s customer lists, non-public financial data, strategic business plans, competitor analysis, sales and marketing data, and proprietary margin, pricing, and cost data; and (z) any other information or data which meets the definition of Trade Secrets.

(j) The term “Severance Period” means the period of time commencing on the Effective Date and terminating twenty four (24) months thereafter.

(k) The term “Trade Secrets” has the meaning assigned to such term by the North Carolina Trade Secrets Protection Act.

3. Post-Retirement Benefits.

(a) Severance Plan. Executive recognizes and agrees that pursuant to the Nucor Corporation Severance Plan for Senior Officers and General Managers (the “Severance Plan”), Executive shall receive certain Severance Benefits (as defined in the Severance Plan) contingent upon his execution of this Agreement and strict compliance with the covenants contained herein. Based on Executive’s (a) September 1, 1975 date of hire, (b) effective retirement date of August 31, 2010 and (c) current annual base salary of Three Hundred Ninety Five Thousand Three Hundred Dollars ($395,300), Executive would be eligible to receive Severance Benefits under the Severance Plan totaling One Million One Hundred Fifty Two Thousand Nine Hundred Fifty Eight Dollars and Thirty Three Cents ($1,152,958.33) payable in twenty-four (24) monthly installments of Forty Eight Thousand Thirty Nine Dollars and Ninety Three Cents ($48,039.93) (the “Monthly Severance Plan Payments”). Subject to the provisions of Paragraph 3(c) of this Agreement, the payments of the Monthly Severance Plan Payments shall be made each month following the Effective Date. In the event Executive dies during the Severance Period and

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provided that Executive was not in breach of his obligations under this Agreement at the time of his death, the remaining Monthly Severance Plan Payments that would have been paid to Executive pursuant to the Severance Plan shall be paid to Executive’s estate in a single sum payment as soon as practicable (but in any event within ninety (90) days) following Executive’s death. All Monthly Severance Plan Payments shall be subject to regular and customary withholding.

(b) Non-Competition Payment.

(i) Contingent upon his execution of this Agreement and strict compliance with the covenants contained herein, Nucor will pay Executive One Hundred Ten Thousand Six Hundred Eighty Four Dollars ($110,684.00) each month (the “Monthly Non-Compete Payments”, and together with the Monthly Severance Plan Payments, collectively, the “Monthly Separation Payments”) for twenty-four (24) months following the Effective Date. Subject to the provisions of Paragraph 3(c) of this Agreement, the payments of the Monthly Non-Compete Payments shall be made each month following the Effective Date. All Monthly Non-Compete Payments shall be subject to regular and customary withholding.

(ii) If Executive dies prior to the Effective Date, Nucor’s obligations to make any payments of the Monthly Non-Compete Payments under this Agreement will automatically terminate and Executive’s estate and executors will have no rights to any payments of the Monthly Non-Compete Payments under this Agreement. If Executive dies during the first twelve months following the Effective Date, then Nucor will pay Executive’s estate the payments of the Monthly Non-Compete Payments through the end of the twelfth (12th) month following the Effective Date. If Executive dies twelve (12) or more months following the Effective Date, then Nucor’s obligations to make any payments of the Monthly Non-Compete Payments will automatically terminate without the necessity of Nucor providing notice (written or otherwise).

(iii) Executive acknowledges and agrees that the payments described in this Paragraph 3(b) (A) are the same payments that Executive would have been entitled to pursuant to Section 4 of the Employment Agreement and (B) are provided in lieu of, and not in addition to, the payments Executive would have been entitled to pursuant to Section 4 of the Employment Agreement.

(c) Compliance with 409A. Because Executive (i) is and will be as of the Effective Date a “specified employee” under Section 409A(a)(2)(B)(i) of the Code and (ii) the Monthly Separation Payments would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code, in order to comply with Section 409A of the Code, the Monthly Separation Payments that would otherwise be payable pursuant to Paragraphs 3(a) and 3(b) of this Agreement during the six (6) month period immediately following the Effective Date shall be accumulated and the Executive’s right to receive payment of such accumulated amount (which such amount shall not accrue interest) will be delayed until the seventh month following the Effective Date.

4. Acknowledgment of Nucor Protectable Interests. Executive acknowledges and agrees that Nucor competes in North America and throughout the world in the Business. Executive further acknowledges and agrees that Nucor has Secret Information and Confidential Information to which he has had access and has used in the course of his employment with Nucor. Executive acknowledges that Nucor’s Secret Information and Confidential Information are valuable to Nucor and provide it with a

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competitive advantage in the Business. Executive also acknowledges and agrees that during his employment with Nucor he has had substantial contact and developed goodwill with Nucor’s personnel (including, without limitation, executive officers and senior management of Nucor), customers, vendors and/or suppliers and joint venture and strategic partners, and that such goodwill is an important and valuable asset of Nucor.

5. Non-Competition Covenant. Executive hereby agrees that for the duration of the Severance Period, Executive shall not, directly or indirectly, within the Restricted Territory:

(a) engage in a Competing Business, whether as an employee, consultant, or in any other capacity;

(b) commence, establish or own (in whole or in part) any business engaged in a Competing Business, whether (i) by establishing a sole proprietorship, (ii) as a partner of a partnership, (iii) as a member of a limited liability company, (iv) as a shareholder of a corporation (except to the extent Executive is the holder of not more than five percent (5%) of any class of the outstanding stock of any company listed on a national securities exchange so long as Executive does not actively participate in the management or business of any such entity) or (v) as the owner of any similar equity interest in any such entity;

(c) provide any public endorsement of, or otherwise lend Executive’s name for use by, any person or entity engaged in a Competing Business; or

(d) engage in work that would inherently call on him in the fulfillment of his duties and responsibilities to reveal, rely upon, or otherwise use Nucor’s Confidential Information or Secret Information.

6. Nonsolicitation. Executive hereby agrees for the duration of the Severance Period, Executive will not, directly or indirectly, within the Restricted Territory, do any of the following:

(a) solicit, contact, or attempt to influence any Customer to limit, curtail, cancel, or terminate any business it transacts with, or products it receives from Nucor;

(b) solicit, contact, or attempt to influence any Prospective Customer to terminate any business negotiations it is having with Nucor, or to otherwise not do business with Nucor;

(c) solicit, contact, or attempt to influence any Customer to purchase products or services from an entity other than Nucor, which are the same or substantially similar to, or otherwise in competition with, those offered to the Customer by Nucor; or

(d) solicit, contact, or attempt to influence any Prospective Customer to purchase products or services from an entity other than Nucor, which are the same or substantially similar to, or otherwise in competition with, those offered to the Prospective Customer by Nucor.

7. Anti-Piracy.

(a) Executive agrees for the duration of the Severance Period, Executive will not, directly or indirectly, encourage, contact, or attempt to induce any employees of Nucor (i) with whom Executive had regular contact with as of the Effective Date, and (ii) who are employed by Nucor at the time of the encouragement, contact or attempted inducement, to end their employment relationship with Nucor.

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(b) Executive further agrees for the duration of the Severance Period not to hire for any reason any employees described in Paragraph 7(a) of this Agreement.

8. Confidentiality. Except and only as required by law, Executive shall not, at any time or in any manner, either directly or indirectly, disclose, divulge, reveal, or use any Confidential Information or Secret Information of Nucor that Executive learned of or otherwise acquired during his employment with Nucor. The provisions of this Paragraph 8 shall survive indefinitely.

9. Return of Property. Executive agrees that he shall return any and all Nucor property and information, regardless of medium or format, to Nucor no later than three (3) days following his last day of employment, and Executive shall not retain any copies of any Nucor information. Notwithstanding the foregoing, Executive may retain such Nucor property and information as is specifically agreed to by Nucor’s Chief Executive Officer, provided, however, that any information so retained by Executive shall be deemed Confidential Information and shall be subject to the restrictions set forth in Paragraph 8 of this Agreement.

10. Release. Executive agrees that, in consideration for the Monthly Separation Payments, he, for himself, his heirs, executors, administrators, and assigns, hereby releases, waives, and forever discharges Nucor, its predecessors, successors and assigns, and its officers, directors, employees, agents, representatives and trustees (“Nucor Releasees”), from any and all claims or liabilities of whatever kind or nature which he ever had or which he now has, known or unknown, including, but not limited to, any claims arising under or pursuant to the Employment Agreement or any other contract claims; claims for bonuses, severance pay, employee or fringe benefits; and claims based on any state or federal wage, employment, or common laws, statutes, or amendments thereto, including, but not limited to: (i) any claim under the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq., or COBRA; (ii) any race, color, religion, sex, or national origin discrimination claims under Title VII of the 1964 Civil Rights Act, 42 U.S.C. § 2000(e) et seq.; (iii) any claim of disability discrimination under the Americans with Disabilities Act (“ADA”), 42 U.S.C. § 12102 et seq.; (iv) any claim of retaliation or wrongful discharge, (v) any age discrimination claims under the Age Discrimination in Employment Act, as amended (“ADEA”), 29 U.S.C. § 621 et seq.; (v) any claim under the Fair Labor Standard Act of 1939 as amended, 29 U.S.C. § 201 et seq.; or (vi) any claim under the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; or any other claims related to or arising out of his employment relationship with Nucor or the termination thereof whether based on contract (including, without limitation, the Employment Agreement), quasi-contract, quantum merit implied contract, tort, wrongful or constructive discharge or any employment related claim. This release and waiver does not apply to claims that (x) Executive may have for incentive compensation earned under or pursuant to the Nucor Corporation Senior Officers Annual Incentive Plan or the Nucor Corporation Senior Officers Long-Term Incentive Plan for his employment with Nucor through the Effective Date, or (y) may arise after the date this Agreement is executed.

Nothing in this Paragraph 10 or elsewhere in this Agreement prevents or prohibits Executive from filing a claim with a government agency such as the United States Equal Employment Opportunity Commission that is responsible for enforcing a law on behalf of the government. However, Executive understands that because he is waiving and releasing all claims for monetary damages and any other forms of personal relief, he may only seek and receive non-financial forms of relief through any such claim.

11. Remedies. Executive agrees that in the event of a breach or threatened breach by Executive of any provision of this Agreement, monetary remedies may not be adequate and Executive agrees that Nucor is entitled to injunctive relief, without need to post bond or similar security, in lieu of or in addition to, such monetary remedies. In the event that Executive engages in or attempts to engage in

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any of the conduct prohibited in Paragraphs 5, 6, 7 or 8 of this Agreement or fails to comply with the provisions of Paragraph 9, Nucor shall be entitled, in Nucor’s sole discretion, to (a) cease all Monthly Separation Payments, and Executive shall immediately refund to Nucor any Monthly Separation Payments already paid to him, and/or (b) in addition to any other remedies available at law or in equity, to enforce the provisions of Paragraphs 5, 6, 7, 8 and 9 by temporary, preliminary and permanent injunction to restrain any violation or threatened violation by Executive of any provisions of Paragraphs 5, 6, 7, 8 and 9. Executive further agrees to reimburse Nucor its costs (including, without limitation, attorney’s fees) incurred for to enforce Paragraphs 5, 6, 7, 8 or 9.

12. Cooperation With Legal Matters: Executive agrees that after the Effective Date, he will cooperate with and assist Nucor, upon request and with reasonable notice, by providing information relevant to matters he gained knowledge of or was involved with while employed by meeting with Nucor’s attorneys or other representatives on such matters, and by appearing voluntarily for hearings, depositions, trials, or any regulatory or legal proceedings related to such matters. Executive understands that Nucor will reimburse him for any reasonable expense he incurs related to this cooperation and assistance, but will not be obligated to pay him any additional amounts.

13. Assignability. Neither this Agreement, nor any right or interest hereunder, shall be assignable by Executive, Executive’s beneficiaries, or legal representatives. Nucor, however, retains the right to assign this Agreement. This Agreement shall be binding upon Executive, Executive’s heirs, administrators, and representatives, and shall inure for the benefit of the Nucor Releasees and each of their respective heirs, administrators, representatives, executors, successors, and assigns.

14. Choice of Law and Venue. This Agreement is made in, and its validity, interpretation, performance and enforcement shall be construed and governed in accordance with, the laws of, the State of North Carolina, the location of Nucor Corporation’s corporate headquarters and Executive’s place of employment prior to the Effective Date. Executive, for himself and his successors and assigns, hereby expressly and irrevocably (a) consents to the exclusive jurisdiction of the state courts of Mecklenburg County, North Carolina for any action arising out of or related to this Agreement; and (b) waives any and all objection to any such action based on venue or forum non conveniens. Executive agrees that Nucor shall have the right to file and enforce any award, order, judgment, or injunction in any appropriate jurisdiction, and Executive waives service of process in connection with the filing and enforcement of the award, order, judgment, or injunction in any foreign jurisdiction and venue in which Nucor seeks to enforce the award, order, judgment, or injunction.

15. Severability. If any part of this Agreement is determined by a court of competent jurisdiction to be invalid in any respect, the parties agree that the court may modify by redaction (or any other method available to and endorsed by such court) any provision or part thereof to the extent reasonably necessary to protect Nucor’s legitimate business interests. The remaining provisions shall retain full force and effect.

16. Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof, including, without limitation, the Employment Agreement. This Agreement may be modified or amended only by an instrument in writing signed by Executive and Nucor and approved by Nucor’s Board of Directors. The language of this Agreement and all parts shall be construed as a whole and according to its reasonable and fair meaning, and not strictly for or against either party. The parties agree they have jointly drafted this Agreement and agree that any rules requiring construction of this Agreement against its drafter shall not be applied to this Agreement.

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17. No Violation of Public Policy; Executive’s Right of Rescission. Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon Nucor under Paragraphs 5, 6, 7, 8, 9 and 11 of this Agreement and acknowledges and agrees that they are reasonable in scope, time, and territory; are designed to eliminate competition which would otherwise be unfair; do not interfere with Executive’s exercise of his inherent skill and experience; are reasonably required to protect the legitimate interests of Nucor; and do not confer a benefit upon Nucor disproportionate to the detriment to Executive. Before executing this Agreement, Executive is advised to consult with an attorney of his choice, at his expense. Executive has seven (7) days after execution hereof in which to revoke the Agreement, and this Agreement shall not become effective and enforceable until the expiration of seven (7) days following its execution by Executive. To revoke this Agreement, Executive should notify the Chief Executive Officer of Nucor, by fax confirmed by certified mail within such seven (7) day period. No attempted revocation after the expiration of such seven (7) day period shall have any effect on the terms of this Agreement.

18. Compliance with Older Workers Benefit Protection Act: In addition to the items noted, acknowledged or discussed in Paragraph 17 above, by signing this Agreement, Executive specifically acknowledges and represents that:

(a) Executive has been given a period of twenty-one (21) days to consider the terms of this Agreement.

(b) The terms of this Agreement are clear and understandable to Executive; and

(c) The benefits Nucor will provide to Executive under this Agreement exceed the benefits that Executive was otherwise entitled to receive as an employee of Nucor.

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IN WITNESS WHEREOF, Executive and Nucor have executed this Agreement as of the date first set forth above.

Executive:
D. Michael Parrish

Nucor Corporation:
	By:	A. Rae Eagle
	Its:	Secretary